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Exhibit 4.1

                          AMERISOURCEBERGEN CORPORATION
                         2001 DEFERRED COMPENSATION PLAN
                (AMENDED AND RESTATED EFFECTIVE NOVEMBER 1, 2002)

                                   ARTICLE 1
                       DESIGNATION OF PLAN AND DEFINITIONS

          Section 1.1. Title and Purpose.

          This Plan shall be known as the "AmerisourceBergen Corporation 2001 Deferred Compensation Plan." The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees and directors who contribute materially to the continued growth, development and future business success of AMERISOURCEBERGEN CORPORATION, a Delaware corporation, and its subsidiaries (including lower-tier subsidiaries), if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

          Effective November 1, 2002, the Board of Directors of the Company amended and restated this Plan to (i) transfer into this Plan all of the assets, liabilities and obligations under the Bergen Brunswig Corporation 1999 Deferred Compensation Plan, which was terminated and (ii) add the availability of contributions by the Company to Participants from time to time.

          Section 1.2. Definitions.

          Whenever the following terms are used in the Plan they shall have the meaning specified below unless the context clearly indicates to the contrary.

          1.2.1. "Anniversary Date" shall mean the last day of the Plan Year.

          1.2.2. "Beneficiary" or "Beneficiaries" shall mean the person or persons properly designated by the Participant, in accordance with Article VII, to receive the benefits provided herein.

          1.2.3. "Board of Directors" shall mean the Board of Directors of AmerisourceBergen Corporation or the Compensation Committee of the Board of Directors of AmerisourceBergen Corporation.

          1.2.4. "Cash Credits" shall mean the sum of all Cash Equivalents and Interest Equivalents credited to a Participant.

          1.2.5. "Cash Equivalent" shall mean the amount of Deferred Compensation credited to a Participant in accordance with Article III.

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          1.2.6.  "Closing Price" shall mean the average of the closing prices of a share of Common Stock traded on the New York Stock Exchange for the calendar month for which the computation is made.

          1.2.7. "Code" shall mean the Internal Revenue Code of 1986, as amended.

          1.2.8.  "Common Stock" shall mean the Common Stock of
AmerisourceBergen Corporation.

          1.2.9.  "Company" shall mean AmerisourceBergen Corporation.

          1.2.10. "Company Contribution" shall mean for any Plan Year or part thereof, the amount credited by the Company to a Participant pursuant to Section 2.5.

          1.2.11. "Compensation" of a Participant for any Plan Year shall in the case of a Director Participant include the annual special compensation fee and meeting attendance fees (before required withholdings) payable by the Company to such Director Participant. In the case of an Employee Participant, "Compensation" for a Plan Year shall include all salary, vacation pay, bonuses, incentive awards and commissions (before required withholdings) earned by such Employee Participant for services rendered to the Company or a subsidiary in that Plan Year. If a Participant earns Compensation during a Plan Year relating to services rendered during the previous Plan Year, such Compensation shall be treated as having been earned by the Participant on the preceding Anniversary Date. Notwithstanding the foregoing, any amount payable to an Employee Participant under a long-term incentive plan of the Company or a subsidiary (including, without limitation, a "phantom stock plan," performance plan or other incentive arrangement) shall be deemed Compensation of such Employee Participant for the Plan Year in which such amount becomes payable.

          1.2.12. "Deferred Benefit" shall mean the aggregate amount determined as of the first day of the month coinciding with or immediately following either a termination of employment or withdrawal election, of a Participant's (i) Cash Credits, (ii) Fund Credits, and (iii) Stock Credits.

          1.2.13. "Deferred Compensation" shall mean that portion of a Participant's Compensation for any Plan Year or part thereof, that has been deferred and withheld by the Company or a subsidiary pursuant to the Plan.

          1.2.14. "Director Participant" shall mean a Participant who is a non-employee director of the Company.

          1.2.15. "Disability Retirement Date" shall mean the date of retirement, as established by the Company, of any Employee Participant who prior to the Normal Retirement Date is found by the Company, on the basis of competent medical evidence, to have become permanently unable to discharge such Employee Participant's assigned duties as a result of a mental or physical disease or condition.

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          1.2.16. "Dividend Equivalent" shall be the number of full and fractional shares of Common Stock that could be purchased at the Closing Price with an amount determined by multiplying (i) the dividends payable upon one share of Common Stock to a shareholder of record during the calendar month in question by (ii) a Participant's Stock Credits on the first day of such calendar month. In case of dividends payable in property, the Dividend Equivalent shall be based on the fair market value of the property at the time of distribution as determined by the Company.

          1.2.17. "Early Retirement Date" shall be the first day of any month preceding an Employee Participant's Normal Retirement Date, provided the Employee has reached his fifty-fifth birthday.

          1.2.18. "Election Form" shall mean the form that a Participant completes, signs and returns to the Plan Administrator to make an election to defer Compensation under the Plan.

          1.2.19. "Employee Participant" shall mean a Participant who is a regular employee of a Company or a subsidiary (excluding a director who does not serve the Company in any other capacity) who is a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a) of ERISA. Subject to the foregoing, the Compensation Committee of the Board of Directors shall have authority to determine, in its sole discretion, the class or category of employees who may be Employee Participants; provided, however, that if such Committee changes such class or category in a manner which causes a Participant to fail to continue to be eligible to defer Compensation under the Plan, such change shall not cancel or otherwise adversely affect in any way amounts previously deferred under the Plan by such Participant, which amounts shall continue to be subject to the terms of the Plan.

          1.2.20. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          1.2.21. "Fund Credit" shall mean the sum of all Fund Equivalents and Fund Return Equivalents credited to a Participant.

          1.2.22. "Fund Equivalent" shall mean the amount of Deferred Compensation credited to a Participant in accordance with Article IV.

          1.2.23. "Fund Return" shall be determined by the Plan Administrator, in its sole discretion, based on the performance of the Measurement Fund(s). The Fund Return may be positive or negative depending on the performance of the Measurement Fund(s).

          1.2.24. "Fund Return Equivalent" shall be determined by multiplying
(i) the Fund Return on the date or the determination by (ii) a Participant's Fund Credits on the first day of the calendar month for which the determination is being made. Compensation deferred in the calendar month in question shall earn Fund Return Equivalents only from the first day of the month coinciding with or immediately following the date such amount otherwise would have been paid to the Participant.

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          1.2.25. "Interest Equivalent" shall be determined by multiplying (i)
the Interest Rate on the date of the determination by (ii) a Participant's Cash Credits on the first day of the calendar month for which the determination is being made. Compensation deferred in the calendar month in question shall earn Interest Equivalents only from the first day of the month coinciding with or immediately following the date such amount otherwise would have been paid to the Participant.

          1.2.26. "Interest Rate" shall be one hundred basis points greater than the composite prime rate published in the Wall Street Journal for the date of the determination or if such date is not a business day, then the next preceding date which is a business day for which information is published.

          1.2.27. "Late Retirement Date" shall be the first day of any month subsequent to an Employee Participant's Normal Retirement Date, provided the Company has approved such Late Retirement.

          1.2.28. "Measurement Fund(s)" shall be fund(s) selected by the Plan Administrator in its sole discretion. The Plan Administrator may, in its sole discretion, discontinue, substitute, or add a fund.

          1.2.29. "Normal Retirement Date" shall be the first day of the month coincident with or next following an Employee Participant's sixty-fifth birthday.

          1.2.30. "Participant" shall mean any Director Participant and any Employee Participant (i) who elects to participate in the Plan, (ii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iii) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Plan Administrator, (iv) who commences participation in the Plan, and (v) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan, even if he or she has an interest in the Participant's benefits under the Plan under applicable law or as a result of property settlements resulting from legal separation or divorce. Except for the ability to file new Election Forms under
Article II (which shall depend on continuing qualification as a Participant), such person's status as a Participant under the Plan shall continue until the earlier of (i) receipt of the full amount of the Deferred Benefit, or (ii) death.

          1.2.31. "Plan" shall mean the AmerisourceBergen Corporation 2001 Deferred Compensation Plan.

          1.2.32. "Plan Administrator" means the person, persons or committee designated by the Chief Executive Officer of the Company to serve as the plan administrator.

          1.2.33. "Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between the Company and a Participant, relating to the deferral of Compensation under the Plan. If there should be any conflict between the terms of a Plan Agreement and the Plan, the Plan shall control.

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          1.2.34. "Plan Year" shall, for the first Plan Year, extend from
September 1, 2001 through December 31, 2001. For each Plan Year thereafter, the Plan Year shall begin January 1 of each year and continue through December 31.

          1.2.35. "Stock Credits" shall mean the sum of all Stock Equivalents and Dividend Equivalents credited to a Participant in accordance with Article V.

          1.2.36. "Stock Equivalent" shall be the number of full and fractional shares of Common Stock that could be purchased at the Closing Price with the Deferred Compensation withheld from a Participant by the Company for such calendar month.

                                   ARTICLE 2
                   DEFERRAL ELECTION AND COMPANY CONTRIBUTIONS

          Section 2.1. Election to Defer Compensation.

          2.1.1. A Participant may elect to defer Compensation for a Plan Year by filing an Election Form prior to the beginning of such Plan Year. A Participant who is selected to participate in the Plan other than at the beginning of a Plan Year may file an Election Form within thirty days after being selected to participate which election shall apply only to Compensation earned after the date of the election. For the first short Plan Year extending from September 1, 2001 through December 31, 2001, a Director Participant may elect to defer all Compensation payable for such Plan Year by completing an election on or before October 31, 2001. Notwithstanding anything contained in the Plan to the contrary, to the extent that a Participant desires to defer Compensation under this Plan that is attributable to amounts earned under a long-term incentive plan of the Company or a subsidiary (including, without limitation, a "phantom stock plan", performance plan or other incentive arrangement), the Participant must, subject to the approval of the Committee, file an Election Form at least twelve (12) months prior to the date such amount is otherwise scheduled to be paid under such incentive plan.

          2.1.2. Subject to a minimum scheduled deferral amount for a Plan Year that may be set from time to time by the Plan Administrator, an Employee Participant may elect to defer any amount of Compensation which Election shall specify the amount to be credited as a Cash Credit under Article III, a Fund Credit under Article IV, or a Stock Credit under Article V.

          2.1.3. A Director Participant may elect to defer any amount of Compensation which Election shall specify the amount to be credited as a Cash Credit under Article III, a Fund Credit under Article IV, or a Stock Credit under Article V.

          2.1.4. The Election Form shall specify the method of payment of benefits which is elected pursuant to Sections 6.1 and 8.1 and the time such payment is to commence pursuant to Sections 6.2 and 8.2.

          2.1.5. The Board of Directors shall have the sole power to determine whether and the extent to which Fund Credits and/or Stock Credits shall be available under the Plan, and, in the case of Fund Credits, what stock or other fund is used as a basis for offering the Fund Credit(s) described in Article IV below and the terms and Conditions under which such Fund Credits will be, from time to time, offered through this Plan.

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          Section 2.2. Method of Deferral.

          A Participant's Deferred Compensation shall be withheld by the Company in accordance with the election pursuant to Section 2.1.

          Section 2.3. Annual Election Required.

          The election made pursuant to Section 2.1 shall be irrevocable and shall be effective only for the Plan Year for which it was filed. A new Election Form is necessary for each Plan Year in which a Participant wishes to defer Compensation. Such Election Form shall contain the information specified in
Section 2.1 with the exception that the time that payment of the Deferred Benefit is to commence pursuant to Sections 6.2 and 8.2 may not be changed from the designation made in the initial application.

          Section 2.4. Termination of Participation and/or Deferrals.

          If the Plan Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Plan Administrator shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future deferral elections, and/or (iii) immediately distribute the Participant's then Deferred Benefit, determined as if there has occurred a termination of service or employment and terminate the Participant's participation in the Plan. If the Plan Administrator chooses not to terminate the Participant's participation in the Plan, the Plan Administrator may, in its sole discretion, reinstate the Participant to full Plan participation at such time in the future as the Participant again becomes a member of the select group described above.

          Section 2.5. Company Contributions.

          From time to time as determined by and subject to such terms and conditions established by the Board of Directors, in its sole discretion, the Company may credit amounts to a Participant, which amounts will be credited in the manner elected by the Participant (or by the Company if not elected by the Participant) as a Cash Credit under Article III, a Fund Credit under Article IV, or a Stock Credit under Article V. The method of payment of any such amounts and the time such payment is to commence shall be determined by the Company at the time of any such contribution. The Board of Directors shall have the sole power to determine whether and the extent to which Fund Credits and/or Stock Credits shall be available under the Plan, and, in the case of Fund Credits, what stock or other fund is used as a basis for offering the Fund Credit(s) described in
Article IV below and the terms and Conditions under which such Fund Credits will be, from time to time, offered through this Plan.

          Section 2.6. Reallocation of Credits.

          Notwithstanding any other provision of this Plan to the contrary, a Participant may elect prior to the beginning of each Plan Year to reallocate the amounts previously credited as a Cash Credit, Fund Credit or a Stock Credit effective as of the first day of such Plan Year. A

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Participant who elects to reallocate an amount previously credited as a Stock
Credit shall forfeit the amount of the Stock Equivalent credited pursuant to
Section 1.2(u). A Participant who elects to reallocate an amount previously credited as a Cash Credit or a Fund Credit to a Stock Credit shall be credited with a Stock Equivalent which shall include the amount credited pursuant to
Section 1.2(u).

                                    ARTICLE 3
                                   CASH CREDIT

          Section 3.1. Cash Equivalent.

          As of the last day of each calendar month of the Plan Year, each Participant who has in effect an election to defer Compensation as a Cash Credit or who is credited with a Cash Credit by the Company with respect to such month shall be credited with a Cash Equivalent for the month then ending.

          Section 3.2. Interest Equivalent.

          As of the last day of each calendar month of the Plan Year, each Participant who has Cash Credits at the beginning of the calendar month shall be credited with an Interest Equivalent.

                                    ARTICLE 4
                                   FUND CREDIT

          Section 4.1. Fund Equivalent.

          To the extent that Fund Credits are available under the Plan, as of the last day of each calendar month of the Plan Year, each Participant who has in effect an election to defer Compensation as a Fund Credit or who is has elected to have Company Contributions credited during such month as a Fund Credit shall be credited with a Fund Equivalent for the month then ending.

          Section 4.2. Fund Return Equivalent.

          On a daily basis, each Participant who has Fund credits at the beginning of the calendar month shall be credited with a Fund Return Equivalent.

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                                    ARTICLE 5
                                  STOCK CREDIT

          Section 5.1. Stock Equivalent.

          To the extent that Stock Credits are available under the Plan, as of the last day of each calendar month of the Plan Year, each Participant who has in effect an election to defer Compensation as a Stock Credit or who is has elected to have Company Contributions credited during such month as a Stock Credit (or who otherwise is entitled to a Stock Equivalent pursuant to Section 1.2(ii)) shall be credited with a Stock Equivalent for the calendar month then ending.

          Section 5.2. Dividend Equivalent.

          On the last day of each calendar month of the Plan Year, each Participant who has Stock Credits at the beginning of the calendar month shall be credited with a Dividend Equivalent.

          Section 5.3. Adjustment in Stock Credits.

          If at any time the number of outstanding shares of Common Stock of the Company shall be increased because of a stock dividend or split-up, a Participant's Stock Credits shall be increased in the same proportion as the outstanding number of shares of Common Stock is increased as a result thereof, or if the number of outstanding shares of Common Stock of the Company shall at any time be decreased as a result of any combination of outstanding shares, a Participant's Stock Credits shall be decreased in the same proportion as the outstanding number of shares of Common Stock is decreased as a result thereof.

          If the Company is at any time consolidated with, merged, or acquired by any other corporation, each Participant's Stock Credits shall be adjusted in the same manner and proportion as the change to the Common Stock of the Company to reflect effect of consolidation, merger or acquisition upon the Common Stock of the Company.

                                    ARTICLE 6
                               PAYMENT OF BENEFITS

          Section 6.1. Methods of Payment.

          6.1.1. Not later than the appropriate date referred to in Section 2.1, a Participant shall elect, in the Election Form made pursuant to Section 2.1, a method of payment of Cash, Fund or Stock Credits for the Plan Year or portion thereof to which the election relates. Such election will be effective for only that Plan Year and a new election shall be made as specified above for each subsequent Plan Year in which a Participant desires to defer Compensation. Interest Equivalents, Fund Equivalents, and Dividend Equivalents attributable to amounts deferred for which a prior election is effective shall be distributed pursuant to such prior election.

          6.1.2. A Participant may elect to receive his Deferred Benefit at the time elected pursuant to Section 6.2 either:

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               (a) over annual periods ranging from three to fifteen years and payable in quarterly installments; or

               (b) in a single distribution.

          If a Participant elects to receive the Deferred Benefit in installments, the Participant shall continue to be credited with Interest Equivalents, Fund Return Equivalents, and Dividend Equivalents as set forth in Sections 3.2, 4.2, and 5.2 respectively. The amount of each installment shall be equal to (i) the total dollar balance of the Cash Credits or Fund Credits divided by the number of installments remaining (including the installment then being calculated for payment) to be paid and (ii) the total number of shares of Common Stock (determined in accordance with Section 6.1(c)) divided by the number of installments remaining (including the installment then being calculated for payment) to be paid.

          Notwithstanding anything contained herein to the contrary, a Participant may revoke his Election Form with respect to the form of distribution of his Deferred Benefit, and make a new election with respect thereto, by filing with the Plan Administrator a new Election Form at least twelve (12) months prior to the date such distribution would have been made or commenced if his prior Election Form had not been revoked.

          6.1.3. All distributions of Cash Credits and Fund Credits shall be in cash and all distributions of Stock Credits shall be in Common Stock.

          Section 6.2. Time of Payment.

          Payment of the amount in the manner provided in the above options shall at the Participant's election be made or commenced either on the first day of the month following or coincident with an Employee Participant's Normal, Early, Late or Disability Retirement Date, or on the first day of the Plan Year following such Normal, Early, Late or Disability Retirement Date or in the case of a Director Participant on the first day of the month after the Director Participant ceases being a director of the Company. The election under this Section shall be made at the time of the Participant's first application to defer Compensation under Section 2.1 and shall apply to all subsequent Plan Years.

          Notwithstanding anything contained herein to the contrary, a Participant may elect to receive the Deferred Benefit for any Plan Year on any date elected by the Participant on his Election Form for such Plan Year; provided that such date is at least twelve (12) months after the last day of such Plan Year; and provided further that a Participant may elect to revoke such Election Form once with respect to the commencement date of such Deferred Benefit by filing a new Election Form with the Plan Administrator on or before June 30 of the Plan Year immediately preceding the Plan Year in which payments would otherwise commence with the Plan Administrator. The new Election Form may designate a new commencement date that is no less than five (5) years after the date of such revocation, but in no event before the originally scheduled commencement date of such Deferred Benefit.

          Section 6.3. Adjustment of Payments in Case of Hardship.

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          While it is the primary purpose of the Plan to provide funds for the years when Participants no longer render active service to the Company, it is recognized that in certain urgent circumstances it would be in the best interests of a Participant to accelerate part or all of the payments to be made to the Participant. Accordingly, the Plan Administrator, in its sole discretion, may, upon written request of a Participant (or Beneficiary, in case of death of a Participant) accelerate the payment of part of all of the amounts such Participant (or Beneficiary) is entitled to receive under Article VI or Article VII to take account of and ameliorate a severe financial hardship occasioned by accident, illness, disability or similar misfortune or change of circumstance affecting the Participant or any of such Participant's dependents. The written request shall contain evidence which sets forth in reasonable detail the facts which constitute the severe financial hardship and the circumstances which occasioned such hardship. The Plan Administrator shall exercise its discretion in this regard in a uniform and nondiscriminatory manner. The amount of any such accelerated payment or payments shall not exceed the lesser of:

          6.3.1. the amount necessary to take account of and ameliorate such hardship; or

          6.3.2.  the entire undistributed Deferred Benefit of such Participant.

          The remaining undistributed portion of such Participant's Deferred Benefit, if any, shall be distributed according to the election or elections made pursuant to Section 6.1 prior to the adjustment under this Section or according to the provisions of Article VII. If a Participant has elected more than one method of payment, the Plan Administrator shall determine which method or methods shall be utilized in distributing such remaining portion. This Section shall not be construed to allow distribution under the Plan of amounts greater than those the Participant would have otherwise received, if no adjustment under this Section had been made.

                                   ARTICLE 7
                               BENEFITS UPON DEATH

          Section 7.1. Designation of Beneficiary.

          Each Participant shall have the right to designate, revoke and redesignate Beneficiaries hereunder, including the estate of the Participant, and to direct payment thereto of the amount of the unpaid portion of the Deferred Benefit, such designation, revocation or redesignation to be made in writing on a form provided by the Company and to become effective upon delivery to the Plan Administrator.

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          Section 7.2. Rights of Beneficiary.

          7.2.1. In the event of the death of a Participant, such Participant's estate if designated as Beneficiary or other designated Beneficiaries if then living shall be entitled upon compliance with the reasonable requirements of the Company to receive the unpaid portion of such Participant's Deferred Benefit, in the manner set forth in the Beneficiary designation form, or if no such designation has been made, in a single payment, promptly following compliance with such requirements.

          7.2.2. If no such Beneficiary complies with said requirements of the Company within three years after the death of a Participant, the Deferred Benefit shall be paid promptly after the Anniversary Date immediately following such three year period in the manner specified in Section 7.3.

          7.2.3. Prior to payment, the Deferred Benefit shall continue to be credited with Interest Equivalents, Fund Return Equivalents, and Dividend Equivalents as set forth in Sections 3.2, 4.2, and 5.2, respectively. All distributions of Stock Credits to Beneficiaries shall be in Common Stock.

          Section 7.3. Failure to Designate Beneficiary.

          If a deceased Participant shall have failed to designate any Beneficiary under Section 7.1, the unpaid portion of the Deferred Benefit shall be paid, in a single payment, promptly after the Anniversary Date following the death of the Participant to the Participant's surviving spouse, if any, and otherwise to the Participant's estate.

                                    ARTICLE 8
                            ADMINISTRATIVE PROVISIONS

          Section 8.1. Duties and Powers.

          The Plan Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall retain all the necessary power and authority to carry out that function. Among such necessary powers and duties are the following:

          8.1.1. To construe, interpret and administer the terms and provisions of the Plan;

          8.1.2. To make allocations and determinations required by the Plan;

          8.1.3. To compute and certify to the Company the amount and kind of benefits payable to Participants;

          8.1.4. To authorize all disbursements by the Company pursuant to the Plan;

          8.1.5. To determine the necessity for and the amount of any hardship adjustment pursuant to Section 6.3;

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          8.1.6. To maintain all the necessary records for the administration of the Plan;

          8.1.7. To prepare and submit such reports as shall be required by the Board of Directors from time to time;

          8.1.8. To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof; and

          8.1.9. To establish a procedure for notifying, in writing, any Participant or Beneficiary whose claim for benefits under the Plan is denied, stating the specific reasons for such denial, and for providing any such Participant or Beneficiary a reasonable opportunity for a full and fair review by the Plan Administrator of such denial.

          Section 8.2. Effect of Company Action.

          All actions taken and all determinations made by the Plan Administrator or the Company in good faith shall be final and binding upon all Participants, the Company and any persons interested in the Plan or in any rights accrued thereunder.

          Section 8.3. Delegation of Routine Duties.

          The Plan Administrator may delegate the authority to perform ministerial duties in connection with the administration of the Plan. This authority may be delegated to any person designated to the Plan Administrator in writing by the Chief Executive Officer or Secretary of the Company. Such authority shall include that necessary to perform the recordkeeping and notification functions of the Plan Administrator; provided, however, that such authority shall not be construed to include the exercise of discretionary powers which are vested solely in the Plan Administrator.

          Section 8.4. Statement to Participants.

          Within one hundred eighty days after each Anniversary Date, the Plan Administrator shall furnish to each Participant a statement setting forth such Participant's Cash, Fund and/or Stock Credits and such other information as the Plan Administrator shall deem advisable to furnish.

          Section 8.5. Inspection of Records.

          Copies of the Plan, records reflecting a Participant's individual Credits, and any other documents and records which a Participant is entitled by law to inspect shall be open to inspection by the Participant or by the Participant's duly authorized representatives at the office of the Plan Administrator at any reasonable business hour.

          Section 8.6. Information.

          To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of all Participants, their employment, their retirement, death, or the cause for termination of employment, and such other pertinent facts as the Plan Administrator may require.

          Section 8.7. Employment of Outside Advisors.

          The Plan Administrator may consult with legal counsel (who may be counsel for the Company), accountants, consultants, physicians, or other persons and shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of such advisors.

          Section 8.8. Administrative Costs.

          All costs and expenses incurred in the administration of the Plan shall be borne by the Company.

                                    ARTICLE 9
                            AMENDMENT AND TERMINATION

          Section 9.1. Amendments.

          The Company shall have the right to amend or modify this Plan in whole or in part at any time or from time to time by resolutions of the Board of Directors, and to amend or cancel any amendments; provided, however, that no action under this Section shall cancel or affect in any way amounts previously credited to any Participant. Such amendments shall be stated in an instrument in writing, executed by the Company in the same manner as this Plan, and this Plan shall be amended in the manner end at the time therein set forth, and all Participants shall be bound thereby.

          Section 9.2. Discontinuance of Plan.

          It is the expectation of the Company that this Plan will be continued indefinitely, but continuance of the Plan is not assumed as a contractual obligation of the Company, and the right is reserved at any time to discontinue and terminate this Plan. In the event that the Company decides to discontinue and terminate the Plan, it shall notify the Plan Administrator of its action in an instrument in writing, executed by the Company in the same manner as this Plan, and this Plan shall be terminated at the time therein set forth, and all Participants and any other person who has accrued rights under the Plan shall be bound thereby; provided, however, that no action under this Section shall cancel or affect in any way amounts previously credited to any Participant.

                                   ARTICLE 10
                                CLAIMS PROCEDURES

          Section 10.1. Presentation of Claim.

          Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant. The claim must be made within 60 days after such notice was received by the Claimant, All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

          Section 10.2. Notification of Decision.

          The Plan Administrator shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

          10.2.1. that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

          10.2.2. that the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

               (a) the specific reason(s) for the denial of the claim, or any part of it;

               (b) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

               (c) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

               (d) an explanation of the claim review procedure set forth in
Section 10.3 below.

          Section 10.3. Review of a Denied Claim.

          Within 60 days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

          10.3.1. may review pertinent documents;

          10.3.2. may submit written comments or other documents; and/or

          10.3.3. may request a hearing, which the Plan Administrator, in its sole discretion, may grant.

          Section 10.4. Decision on Review.

          The Plan Administrator shall render its decision on review promptly, and not later than 60 days after receiving a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Plan Administrator's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

          10.4.1. specific reasons for the decision;

          10.4.2. specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

          10.4.3. such other matters as the Plan Administrator deems relevant.

          Section 10.5. Legal Action.

          A Claimant's compliance with the foregoing provisions of this Article X is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

                                   ARTICLE 11
                                  MISCELLANEOUS

          Section 11.1. Limitation on Participant's Rights.

          Participation in this Plan shall not give any Participant the right to be retained in the Company's employ, the right to exercise any of the rights or privileges of a shareholder with respect to any Stock Credits credited to the Participant, or any right or interest in this Plan other than as herein provided. The Company reserves the right to dismiss any Participant without any liability for any claim against the Company, except to the extent provided herein. This Plan shall create only a contractual obligation on the part of the Company and shall not be construed as creating a trust or any fiduciary relationship. The right of a Participant or Beneficiary to receive payments pursuant to the Plan shall be no greater than the right of other unsecured creditors of the Company.

          Section 11.2. Receipt or Release.

          Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator and the Company as they relate to the benefits under this Plan, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

          Section 11.3. Delaware Law Governs.

          This Plan shall be construed, administered and governed in all respects under and by the laws of the State of Delaware. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

          Section 11.4. Headings Not Part of Agreement.

          Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

          Section 11.5. Successors and Assigns.

          This Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that the amounts credited to the accounts of a Participant shall not be assignable, transferable or subject to be taken in execution by levy, attachment or garnishment, and any purported transfer, assignment, encumbrance or attachment shall be void.

          Section 11.6. Payment on Behalf of Participant or Beneficiary.

          In the event any amount becomes payable under the Plan to a Participant or Beneficiary who, in the sole judgment of the Plan Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Plan Administrator may direct that such payment be made to the legally appointed guardian or conservator of the person or estate of the Participant or the Beneficiary, to any person with whom the Participant or Beneficiary resides, or to any person who has custody of the Participant or Beneficiary, without any duty to supervise or inquire into the application of any funds so paid. Any payment made pursuant to such determination shall constitute a full release and discharge of the Plan Administrator, the Company and its employees.

          Section 11.7. Forfeiture.

          Except as otherwise provided by Article VII, any payment or distribution to a Participant under the Plan which is not claimed by the Participant, Beneficiary, or other person entitled thereto within three years after becoming payable shall be forfeited and canceled and shall remain with the Company and no other person shall have any right thereto or interest therein. Neither the Plan Administrator nor the Company shall have any duty to give notice that amounts are payable under the Plan to any person other than the Participant.

          Section 11.8. Withholding.

          11.8.1. The Company or appropriate subsidiary shall deduct from the amount of all distributions under the Plan any Federal, state, local or other taxes it determines are required to be withheld.

          11.8.2. If the whole or any part of the amounts credited to a Participant shall become liable for the payment of any estate, inheritance, income or other tax which the Company shall be required to pay, the Company shall have full power and authority to pay such tax out of any moneys or other property in its hands for the account of the person whose interests hereunder are so liable. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

          Section 11.9. Participant's Obligations to Company.

          Notwithstanding any other provision of the Plan, in the event a Participant defaults upon any debt, obligation, or other liability owed to the Company, irrespective of the basis therefor, such Participant's Deferred Benefit shall be subject to offset by the Company in full or in part as required for the payment of any such debt, obligation or liability to the Company; provided, however, that such offset shall not occur until the Participant or Beneficiary shall become entitled to receive payments pursuant to Article VI or Article VII.

          Section 11.10. Shares of Common Stock Subject to Plan.

          11.10.1. The number of shares of Common Stock that may be issued under the Plan pursuant to the provisions of Section 6.1(c), if any, shall be determined by the Board and subject to adjustment as provided in Section 11.10(b) below. Such shares may be either authorized but unissued shares, treasury shares or any combination thereof.

          11.10.2. In the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares or any other significant corporate event affecting the Common Stock, the Board, in its discretion, may make (i) such proportionate adjustments it considers appropriate in the aggregate number of shares of Common Stock reserved for issuance under the Plan and/or (ii) such other adjustments as it deems appropriate.

                 As approved by the Board of Directors of AmerisourceBergen Corporation on October 30, 2002

                                       AMERISOURCEBERGEN CORPORATION



                                       By:/s/ William D. Sprague
                                       -----------------------------------------
                                              William D. Sprague
                                              Vice President, General Counsel
                                              & Secretary